Exhibit 99.1

News Release

Investor contact:	Nicole Russell	Media Contact:	Roger Hoadley
	VP, Investor Relations		VP, Director of Communications
	(913) 236-1880		(913) 236-1993

Waddell & Reed Financial, Inc., Announces

Portfolio Manager Change

OVERLAND PARK, KS, May 15, 2014/— Waddell & Reed Financial, Inc. today announced that Ryan C. Caldwell, co-portfolio manager of the company’s Asset Strategy portfolios—including mutual funds and institutional accounts—has resigned and will be leaving the investment management industry. Caldwell remains as co-portfolio manager until June 15, 2014, and thereafter becomes a consultant to the company for a period of two years.

“Ryan is a valued colleague whose work has been central to Asset Strategy’s results and growth,” said Michael Avery, president of Waddell & Reed Financial, Inc., and co-portfolio manager of the Asset Strategy portfolios.  “He will be missed on a day-to-day basis, but we are very pleased to be retaining him in a consulting role, where his expertise will remain available to me and to the Asset Strategy portfolios.”

Avery said that additional resources will be added to the Asset Strategy team, currently numbering six investment professionals, from within the Waddell & Reed/Ivy organization.

“We have a very deep investment organization and we will look within, as we did when we added Ryan to the Asset Strategy team in 2007, to add to our portfolio management team,” he said.  “Moreover, since more than any other product Asset Strategy utilizes and reflects the full capability of our entire investment management organization, we expect our investment process to go forward uninterrupted.”

At March 31, 2014, the Asset Strategy portfolios had approximately $44.7 billion in assets under management, including:  $35.6 billion in Ivy Asset Strategy Fund; $3.7 billion in Waddell & Reed Advisors Asset Strategy Fund; $1.7 billion in Ivy Asset Strategy Fund Variable Insurance Portfolio; and $3.7 billion in institutional accounts, including subadvised accounts.

Avery joined Waddell & Reed in 1981 and has served as co-portfolio manager of the Asset Strategy portfolios since 1997.  Caldwell joined Waddell & Reed in 2000 and was named co-portfolio manager of the Asset Strategy portfolios in 2007.

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the U.S. The firm had approximately $131 billion in total assets under management at March 31, 2014. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and InvestEd Portfolios, while Ivy Investment Management Company serves as investment advisor to the Ivy Funds.  Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios, and

InvestEd Portfolios, while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to the Ivy Funds.

Investors should consider the investment objectives, risks, charges and expenses of a fund carefully before investing. For a prospectus, or if available, a summary prospectus, containing this and other information for any of the Waddell & Reed Advisors or Ivy Funds, call your financial advisor or visit www.waddell.com or www.ivyfunds.com.  Please read the prospectus or summary prospectus carefully before investing.

Investment return and principal value will fluctuate, and it is possible to lose money by investing. Past performance is not a guarantee of future results.

###